As filed with the Securities and Exchange Commission on October 27, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infinity Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0655706
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

780 Memorial Drive Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan

Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan

(Full Title of the Plans)

Gerald Quirk

Vice President and General Counsel

Infinity Pharmaceuticals, Inc.

780 Memorial Drive Cambridge,

Massachusetts 02139

(Name and Address of Agent For Service)

(617) 453-1000

(Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Steven D. Singer, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

(617) 526-6000

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share (including associated Series A Junior Preferred Stock Purchase Rights)	3,457,715 shares	(2)	$34,723,323.35 (2)	$3,715.40

(1)	Consists of (i) 2,124,615 additional shares of Common Stock of Infinity Pharmaceuticals, Inc. (formerly named Discovery Partners International, Inc.) (the “Registrant”) issuable under the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan), as amended (the “DPI 2000 Plan”), and (ii) 1,333,100 shares of Common Stock of the Registrant issuable pursuant to assumed options previously granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan (formerly named the Infinity Pharmaceuticals, Inc. 2001 Stock Incentive Plan), as amended (the “Old IPI Plan”), which options were assumed by the Registrant pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among the Registrant, Darwin Corp. and Infinity Discovery, Inc. (formerly named Infinity Pharmaceuticals, Inc.), as more fully described in the explanatory note herein. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	With respect to the additional 2,124,615 shares being registered under the DPI 2000 Plan, the fee was estimated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares as reported on The Nasdaq Global Market on October 23, 2006. With respect to 1,333,100 shares issuable pursuant to assumed options from the Old IPI Plan, the fee was estimated in accordance with Rule 457(h) under the Securities Act at a weighted average exercise price of $3.91 per share.

EXPLANATORY NOTE

Infinity Pharmaceuticals, Inc., a Delaware corporation (formerly named Discovery Partners International, Inc.) (the “Registrant”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of April 11, 2006, by and among the Registrant, Darwin Corp., a Delaware corporation and a direct and wholly-owned subsidiary of the Registrant (“Merger Sub”), and Infinity Discovery, Inc., a Delaware corporation (formerly named Infinity Pharmaceuticals, Inc.) (“Old Infinity”), pursuant to which Merger Sub merged with and into Old Infinity, with Old Infinity being the surviving corporation and a direct and wholly-owned subsidiary of the Registrant (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, the Registrant assumed each outstanding stock option that remained unexercised under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan (formerly named the Infinity Pharmaceuticals, Inc. 2001 Stock Incentive Plan), as amended (the “Old Infinity Plan”), such that each such assumed option is now exercisable for shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant. The Registrant is filing this Registration Statement with respect to the shares of the Registrant’s Common Stock issuable pursuant to the Old Infinity Plan.

In addition, the Registrant is also filing this Registration Statement on Form S-8 to register an aggregate of 2,124,615 additional shares of Common Stock reserved for issuance under the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan), as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement. A partnership in which interests are owned directly and/or beneficially by partners and employees of WilmerHale owns 9,455 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

The Registrant’s Certificate of Incorporation and Bylaws, each as amended, provide that the Registrant shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify its directors and executive officers; provided, however, that the Registrant may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Registrant shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, and (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to its powers under the General Corporation Law of Delaware.

Pursuant to the terms of the Merger Agreement, for six years from the closing of the merger, the Registrant and IDI, as the surviving corporation in the merger, must advance expenses to and indemnify each former director and officer of the Registrant against costs and damages incurred as a result of such director or officer serving as a director or officer of the Registrant to the fullest extent permitted under the General Corporation Law of Delaware. The Registrant must also purchase an insurance policy, for six years from the closing of the merger, which maintains the current directors’ and officers’ liability insurance policies maintained by the Registrant prior to the closing of the merger.

The Registrant entered into agreements to indemnify certain of its directors, former directors and former executive officers. These agreements, among other things, provide for indemnification of such individuals for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by such in any action or proceeding arising out of that person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other entity to which the person provides services at the Registrant’s request.

The Registrant’s Bylaws, as amended, also permit the Registrant to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which the Registrant would have the power to indemnify such persons under the General Corporation Law of Delaware. The Registrant maintains an insurance policy insuring its directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 26th day of October, 2006.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Steven Holtzman
Steven Holtzman
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Infinity Pharmaceuticals, Inc., hereby severally constitute and appoint Steven Holtzman, Adelene Perkins and Gerald Quirk, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Infinity Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Steven Holtzman Steven Holtzman	Chairman and Chief Executive Officer (principal executive officer)	October 26, 2006

/s/ Adelene Perkins Adelene Perkins	Chief Financial Officer and Treasurer (principal financial officer)	October 26, 2006

/s/ Christopher Lindblom Christopher Lindblom	Controller and Assistant Treasurer (principal accounting officer)	October 26, 2006

/s/ D. Ronald Daniel D. Ronald Daniel	Director	October 26, 2006

/s/ Anthony Evnin Anthony Evnin	Director	October 26, 2006

/s/ Harry Hixson Harry Hixson	Director	October 26, 2006

/s/ Eric Lander Eric Lander	Director	October 26, 2006

/s/ Patrick Lee Patrick Lee	Director	October 26, 2006

/s/ Arnold Levine Arnold Levine	Director	October 26, 2006

/s/ Franklin Moss Franklin Moss	Director	October 26, 2006

/s/ Herm Rosenman Herm Rosenman	Director	October 26, 2006

/s/ Vicki Sato Vicki Sato	Director	October 26, 2006

James Tananbaum	Director

/s/ Michael Venuti Michael Venuti	Director	October 26, 2006

INDEX TO EXHIBITS

Number	Description
4.1 (1)	Certificate of Incorporation of the Registrant dated May 11, 2000

4.2 (2)	Amendment to Certificate of Incorporation of the Registrant dated September 12, 2006, effecting a 1-to-4 reverse stock split of the Common Stock of the Registrant

4.3 (3)	Amendment to Certificate of Incorporation of the Registrant dated September 12, 2006, changing the name of the corporation from Discovery Partners International, Inc. to Infinity Pharmaceuticals, Inc.

4.4 (4)	Bylaws of the Registrant

4.5 (5)	Amendment to Bylaws of the Registrant

4.6 (6)	Rights Agreement, dated as of February 13, 2003, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Series A Preferred Stock as Exhibit C

4.7 (7)	First Amendment to the Rights Agreement, dated April 11, 2006, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24	Power of attorney (included on the signature pages of this registration statement)

99.1 (8)	Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan)

99.2 (9)	Amendment No. 1 to the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan); Amendment No. 2 to the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan); Amendment No. 3 to the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan)

99.3 (10)	Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan (formerly named the Infinity Pharmaceuticals, Inc. 2001 Stock Incentive Plan), as amended

(1)	Previously filed on June 23, 2000 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-36638) and incorporated herein by reference.
(2)	Previously filed on September 18, 2006 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.
(3)	Previously filed on September 18, 2006 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.
(4)	Previously filed on June 23, 2000 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-36638) and incorporated herein by reference.
(5)	Previously filed on September 18, 2006 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.
(6)	Previously filed on February 24, 2003 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.
(7)	Previously filed on April 12, 2006 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.
(8)	Previously filed on July 21, 2000 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-36638) and incorporated herein by reference.
(9)	Previously filed on September 18, 2006 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.
(10)	Previously filed on September 18, 2006 with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 000-31141) and incorporated herein by reference.